Exhibit 107

Calculation of Filing Fee Tables

Form S-8

(Form Type)

MDU Resources Group, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit(2)	Maximum Aggregate Offering Price(2)	Fee Rate	Amount of Registration Fee
Equity	Common Stock, par value $1.00 per share	Rule 457(c) and 457(h)	5,000,000	$20.885	$104,425,000	$0.00014760	$15,413.13
Total Offering Amounts					$104,425,000		$15,413.13
Total Fee Offsets
Net Fee Due							$15,413.13

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement also covers an indeterminate number of additional shares of common stock, par value $1.00 per share, of the registrant (the “Common Stock”) that may be issued to adjust the number of shares issued pursuant to the MDU Resources Group, Inc. 401(k) Retirement Plan (the “Plan”) by reason of any stock dividend, stock split, recapitalization or any other similar transaction which results in an increase in the number of shares of the registrant’s outstanding Common Stock. In addition, pursuant to Rule 416(c) under the Securities Act, this registration statement also covers an indeterminate amount of interests to be offered or sold pursuant to the Plan.

(2)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and Rule 457(h) under the Securities Act. The proposed maximum offering price per share is estimated based on the average of the high and low sales prices for the Common Stock as reported by the New York Stock Exchange on February 16, 2024.